EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan of our reports dated February 26, 2021, with respect to the consolidated financial statements of Theravance Biopharma, Inc. and the effectiveness of internal control over financial reporting of Theravance Biopharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
February 26, 2021